Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS
-- Significant loan recovery and strong top line revenue drive record quarterly net income --

MADISON, Wis., October 25, 2018 (GLOBE NEWSWIRE) -- First Business Financial Services, Inc. (the “Company” or “First Business”) (NASDAQ:FBIZ) reported third quarter 2018 net income of $5.3 million highlighted by record net interest income, solid fee income, and a net provision benefit from a significant loan recovery which more than offset credit costs related to the legacy Small Business Administration (“SBA”) portfolio.

Summary results for the quarter ended September 30, 2018 include:

•	Net income totaled $5.3 million, compared to $3.3 million in the linked quarter and $2.6 million in the third quarter of 2017.

•	Diluted earnings per common share measured $0.60, compared to $0.38 and $0.30 for the linked and prior year quarters, respectively.

•
Annualized return on average assets and annualized return on average equity measured 1.11% and 12.06%, respectively, compared to 0.70% and 7.59% for the linked quarter and 0.58% and 6.22% for the third quarter of 2017.

•	Net interest margin was 3.75%, compared to 3.77% in the linked quarter and 3.52% for the third quarter of 2017.

•	Net interest income was $17.1 million, compared to $16.9 million in the linked quarter and $14.9 million for the third quarter of 2017.

•	Trust and investment services fee income totaled $1.9 million, down 2.3% compared to the linked quarter and up 17.4% from the third quarter of 2017.

•	Top line revenue, the sum of net interest income and non-interest income, increased 5.0% to $22.0 million from the linked quarter and 14.3% from the third quarter of 2017.

•
Provision for loan and lease losses was a net benefit of $546,000, compared to provision expense of $2.6 million for the linked quarter and $1.5 million for the third quarter of 2017. The decrease in provision was primarily due to liquidating collateral associated with the Wisconsin-based commercial and industrial loan previously disclosed as impaired during the first quarter of 2017.

•	SBA recourse provision was $314,000, compared to $99,000 in the linked quarter and $1.3 million for the third quarter of 2017.

•	The Company’s efficiency ratio measured 69.55%, compared to 67.07% for the linked quarter and 66.56% for the third quarter of 2017.

•	Record period-end gross loans and leases receivable of $1.599 billion grew 0.9% annualized during the third quarter and 9.0% from September 30, 2017.

•	Non-performing assets were $32.1 million at September 30, 2018, compared to $32.6 million and $35.8 million at June 30, 2018 and September 30, 2017, respectively.

“Third quarter 2018 results demonstrated our team’s commitment to asset quality resolution and improvement,” said Corey Chambas, President and Chief Executive Officer. “Through a tremendous amount of effort over the past 18 months, we were able to collect all contractual principal related to the Wisconsin-based C&I loan previously disclosed as impaired during the first quarter of 2017. This has been a long and arduous process, which resulted in a recovery of the $4.1 million in credit losses recorded in 2017 related to this loan.” Chambas added, “Aside from the significant loan recovery, the fundamentals of the Company continue to drive solid operating results, contributing to record top line revenue in the third quarter of 2018. While loan growth moderated in the quarter due to above average payoffs, the outlook for the rest of the year remains strong.”

Results of Operations
Net interest income was $17.1 million in the third quarter of 2018, compared to $16.9 million in the linked quarter and $14.9 million in the third quarter of 2017. The increase compared to the linked and prior year quarters was principally due to an increase in both average loans and leases outstanding and average loan and lease yields. Average gross loans and leases of $1.602 billion increased by $32.4 million, or 8.3% annualized, compared to the linked quarter and by $130.7 million, or

8.9%, compared to the third quarter of 2017. Both periods of comparison benefited from increases to short-term market rates, which management defines as the daily average effective federal funds rate for purposes of estimating interest-earning asset and interest-bearing liability betas. The change in the yield of the respective interest-earning asset or the rate paid on interest-bearing liability compared to the change in short-term market rates is commonly referred to as a beta. The daily average effective federal funds rate increased 19 basis points and 78 basis points for the third quarter of 2018 compared to the linked and prior year quarter, respectively.
The yield on average loans and leases improved to 5.56%, up from 5.42% and 4.81% in the linked and prior year quarters, respectively. The average loans and leases beta was 74% from the linked quarter and 96% from the prior year quarter. The increase in yield from the linked quarter was primarily due to the increase in short-term market rates. Fees collected in lieu of interest were $1.4 million in both the second and third quarters of 2018, compared to $375,000 in the third quarter of 2017. Excluding fees collected in lieu of interest, the average loans and leases beta was 80% from the linked quarter and 64% from the prior year quarter. Similarly, the yield on average interest-earning assets improved to 5.17%, up from 5.01% and 4.41% in the linked and prior year quarter, respectively. The average interest-earning assets beta was 84% from the linked quarter and 97% from the prior year quarter. Also, excluding fees collected in lieu of interest, the average interest-earning assets beta was 86% from the linked quarter and 69% from the prior year quarter.
The Company’s cost of total average interest-bearing liabilities increased to 1.75% for the third quarter of 2018 from 1.52% and 1.09% in the linked and prior year quarters, respectively. The average interest-bearing liabilities beta was 121% from the linked quarter and 85% from the prior year quarter. Average interest-bearing deposit costs for the third quarter of 2018 increased to 1.47%, up from 1.17% and 0.88% in the linked and prior year quarter, respectively. The average interest-bearing deposit beta was 158% from the linked quarter and 76% from the prior year quarter. Management believes an increase in funding costs may compress net interest margin as the Company looks to grow in-market deposits amid both intense competition and the continued expectation of rising short-term market rates.
“The third quarter 2018 increase in funding costs reflects the competitive nature of attracting and retaining deposits in a rising rate environment, a trend we expect to continue in coming quarters,” said Chambas. “While our quarterly deposit betas may fluctuate and place downward pressure on our net interest margin, we are confident our relationship-based approach to banking and wholesale funding strategy should allow us to maintain a net interest margin at or above our long-term goal of 3.50%, as we have done historically.”
Net interest margin measured 3.75% for the third quarter of 2018, compared to 3.77% in the linked quarter and 3.52% in the third quarter of 2017. The decrease compared to the linked quarter was principally due to the rate paid on average interest-bearing liabilities increasing at a slightly greater rate than the yield on average interest-earning assets. When comparing the third quarter of 2018 to the same period in 2017, the increase in the yield on average earning assets outpaced the corresponding increase in the rate paid on interest-bearing liabilities. Pricing discipline amid a rising rate environment and an increase in fees collected in lieu of interest have contributed to the increased net interest margin compared to the prior year quarter.
The Company recorded a provision for loan and lease losses benefit of $546,000 in the third quarter of 2018, compared to expenses of $2.6 million in the linked quarter and $1.5 million in the third quarter of 2017. Provision for the third quarter of 2018 benefited from successfully liquidating collateral associated with the previously disclosed Wisconsin-based commercial and industrial loan, which decreased the provision by approximately $4.1 million. This decrease was partially offset by losses from the deterioration of collateral associated with certain existing impaired legacy SBA loan relationships, combined with establishing specific reserves related to legacy SBA loan relationships that migrated to impaired status during the current quarter. The legacy on-balance sheet portfolio, defined as SBA loans originated prior to 2017, continues to decline. As of September 30, 2018, performing on-balance sheet legacy loans were $26.1 million, down from $29.9 million and $49.1 million at June 30, 2018 and September 30, 2017, respectively.
Non-interest income totaled $4.9 million, or 22.2% of total revenue, in the third quarter of 2018, compared to $4.0 million, or 19.0% of total revenue, in the linked quarter and $4.3 million, or 22.6% of total revenue, in the prior year quarter. Non-interest income increased compared to the linked quarter primarily due to our strongest quarter in SBA gains since the second quarter of 2016 and fee income related to the Company’s commercial loan swap transactions. Non-interest income increased compared to the prior year quarter principally due to trust and investment services fee income growth.
Trust and investment services fee income, which remained the Company’s largest source of non-interest income, totaled $1.9 million in the third quarter of 2018, down slightly compared to the linked quarter and up $288,000, or 17.4%, compared to the prior year quarter. Existing client relationships and business development efforts contributed to trust assets under management and administration growing to a record $1.721 billion at September 30, 2018, up $75.5 million, or 18.4% annualized, from the linked quarter and $304.4 million, or 21.5%, from September 30, 2017.

Gains on sale of SBA loans totaled $641,000 in the third quarter of 2018, compared to $274,000 in the linked quarter and $606,000 in the third quarter of 2017.
“Our SBA pipeline of approved loans continues to grow and, as expected, SBA gains in the third quarter of 2018 were our strongest in over two years,” Chambas commented. “While we continue to expect some variability around SBA gains during the platform’s early stages of growth, we believe this rebuilt SBA lending platform will generate additional fee income in the quarters ahead.”
Swap fee income totaled $306,000 in the third quarter of 2018, compared to $70,000 in the linked quarter and $418,000 in the third quarter of 2017. Management believes additional demand for these types of opportunities will continue in 2018 due to the market’s assumptions of a rising interest rate environment, and swap fee income may be a source of non-interest income volatility.
Non-interest expense was $15.7 million for the third quarter of 2018, compared to $14.5 million for the linked quarter and $14.2 million in the third quarter of 2017. Operating expense, as defined in the Efficiency Ratio table included in the Non-GAAP Reconciliations at the end of this release, totaled $15.3 million in the third quarter of 2018, $14.0 million in the linked quarter and $12.8 million in the third quarter of 2017.
Third quarter 2018 compensation expense was $9.8 million, up $703,000 compared to the linked quarter and $2.2 million compared to the prior year quarter. Growth in compensation expense reflects a $486,000 increase in the Company’s performance-based incentive compensation accrual based on management’s updated estimates of full year 2018 results. No adjustment to the performance-based incentive compensation accrual was made in the linked quarter and a $560,000 decrease to the accrual was recorded in the prior year quarter. The addition of several new producers across multiple business lines, including commercial lending, SBA lending, wealth management and equipment finance also contributed to the increase in compensation expense from both the linked and prior year quarter. Full-time equivalent employees were 275 at September 30, 2018, compared to 265 at June 30, 2018 and 251 at September 30, 2017. Six full-time equivalent employees were added during the current quarter to establish our new vendor equipment finance program. Management expects to continue strategically investing in talent to drive long-term organic revenue growth.
“Consistent with our innovative and entrepreneurial approach to meeting the financial needs of our niche client base, we are excited to have recently launched a vendor equipment finance program,” Chambas commented. “While in its early stages, we expect production to gradually increase from this proprietary program that leverages technology and industry expertise to serve the unmet needs of a new client base.”
In the third quarter of 2018, the Company recorded a $314,000 SBA recourse provision for estimated losses in the outstanding guaranteed portion of SBA loans sold, compared to $99,000 in the linked quarter and $1.3 million in the prior year quarter. The total recourse reserve balance was $2.7 million, or 3.0% of total sold SBA loans outstanding at September 30, 2018. The balance of sold legacy SBA loans, which is defined as SBA loans sold prior to 2017, continues to decline. As of September 30, 2018, the total outstanding balance of performing sold legacy SBA loans was $46.8 million, down from $57.6 million and $80.3 million at June 30, 2018 and September 30, 2017, respectively. Changes to SBA recourse reserves may be a source of non-interest expense volatility in future quarters, though the magnitude of this volatility should diminish over time.
“We continue to see our legacy SBA portfolio decrease at a greater pace than originally expected,” Chambas commented. “While we experienced losses in the third quarter, the portfolio continues to decline meaningfully through amortization, paydowns, refinance opportunities, and charge-offs.”
The Company’s third quarter 2018 efficiency ratio was 69.55%, compared to 67.07% for the linked quarter and 66.56% for the third quarter of 2017. Over time, the Company intends to achieve its target efficiency ratio range of 58-62% through proactive expense management and revenue growth efforts. These include the completed charter consolidation and core conversion, as well as efforts to increase SBA lending production and to increase commercial banking market share, particularly in our less mature markets, by continuing to prudently invest in production talent.
The effective tax rate for the third quarter of 2018 was 21.6%, compared to 14.9% in the linked quarter and 26.6% for the third quarter of 2017. The higher effective tax rate compared to the linked quarter is commensurate with higher taxable income and the recognition of a state historic tax credit during the second quarter of 2018, which reduced income tax expense by $245,000.

Balance Sheet
Period-end gross loans and leases receivable totaled a record $1.599 billion at September 30, 2018, increasing $3.7 million, or 0.9% annualized, from June 30, 2018 and increasing $131.9 million, or 9.0%, from September 30, 2017.

“Above average loan payoffs of nearly $50 million muted an otherwise solid quarter of new loan production,” said Chambas. “We continue to see strong pipelines and also expect unfunded construction loans booked in the first half of the year to further contribute to loan growth throughout the fourth quarter of 2018 and into 2019.”
Period-end in-market deposits, which consist of all transaction accounts, money market accounts and non-wholesale deposits, increased to $1.077 billion, or 64.6% of total bank funding at September 30, 2018, compared to $1.056 billion, or 62.9%, at June 30, 2018 and $1.091 billion, or 69.6%, at September 30, 2017. Period-end wholesale bank funds were $589.1 million at September 30, 2018, including FHLB advances of $257.0 million, brokered certificates of deposit of $329.5 million and deposits gathered through internet deposit listing services of $2.6 million. Consistent with the Company’s longstanding funding strategy to manage risk and use the most efficient and cost effective source of wholesale funds, management intends to maintain a ratio of in-market deposits to total bank funding sources in line with the Company’s target range of 60%-70%.
Asset Quality
Total non-performing assets were $32.1 million at September 30, 2018, decreasing by $508,000, or 1.6%, from $32.6 million at June 30, 2018 and by $3.8 million, or 10.5%, from $35.8 million at September 30, 2017. The decrease from the linked quarter primarily reflects liquidation of the collateral associated with the aforementioned partially charged off Wisconsin-based loan, which decreased non-performing assets by $4.7 million. Non-performing assets also decreased due to $1.9 million of current quarter charge-offs, the majority of which related to one legacy SBA relationship previously classified as impaired. These decreases were partially offset by the migration of legacy SBA loan relationships to impaired status during the third quarter, which increased non-performing assets by approximately $6.2 million. As a percent of total assets, non-performing assets measured 1.69% at September 30, 2018, compared to 1.71% and 2.01% at the end of the linked quarter and third quarter of 2017, respectively.
Capital Strength
The Company’s capital ratios continued to exceed the highest required regulatory benchmark levels. As of September 30, 2018, total capital to risk-weighted assets was 12.05%, tier 1 capital to risk-weighted assets was 9.54%, tier 1 leverage capital to adjusted average assets was 9.34% and common equity tier 1 capital to risk-weighted assets was 9.00%. In addition, as of September 30, 2018, tangible common equity to tangible assets was 8.79%.
Quarterly Dividend
As previously announced, during the third quarter of 2018, the Company’s Board of Directors declared a regular quarterly dividend of $0.14 per share. The dividend was paid on August 16, 2018 to stockholders of record at the close of business on August 6, 2018. Measured against third quarter 2018 diluted earnings per share of $0.60, the dividend represents a 23.3% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (NASDAQ:FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives and high net worth individuals. First Business offers commercial banking, specialty finance and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•	Competitive pressures among depository and other financial institutions nationally and in our markets.

•	Adverse changes in the economy or business conditions, either nationally or in our markets.

•	Increases in defaults by borrowers and other delinquencies.

•	Our ability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure and internal management systems.

•	Fluctuations in interest rates and market prices.

•	The consequences of continued bank acquisitions and mergers in our markets, resulting in fewer but much larger and financially stronger competitors.

•	Changes in legislative or regulatory requirements applicable to us and our subsidiaries.

•	Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations.

•	Fraud, including client and system failure or breaches of our network security, including our internet banking activities.

•	Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2017 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Assets
Cash and cash equivalents	$40,293	$45,803	$61,322	$52,539	$73,196
Securities available-for-sale, at fair value	134,995	135,470	127,961	126,005	131,130
Securities held-to-maturity, at amortized cost	39,950	40,946	41,885	37,778	38,873
Loans held for sale	4,712	4,976	3,429	2,194	—
Loans and leases receivable	1,598,607	1,594,953	1,563,490	1,501,595	1,466,713
Allowance for loan and lease losses	(20,455)	(20,932)	(18,638)	(18,763)	(19,923)
Loans and leases receivable, net	1,578,152	1,574,021	1,544,852	1,482,832	1,446,790
Premises and equipment, net	3,247	3,358	3,247	3,156	3,048
Foreclosed properties	1,454	1,484	1,484	1,069	2,585
Bank-owned life insurance	41,212	40,912	40,614	40,323	39,988
Federal Home Loan Bank stock, at cost	6,890	9,295	8,650	5,670	5,083
Goodwill and other intangible assets	12,132	12,380	12,579	12,652	12,735
Accrued interest receivable and other assets	31,293	31,142	32,194	29,848	32,228
Total assets	$1,894,330	$1,899,787	$1,878,217	$1,794,066	$1,785,656
Liabilities and Stockholders’ Equity
In-market deposits	$1,076,851	$1,056,294	$1,078,605	$1,086,346	$1,090,524
Wholesale deposits	332,052	281,431	292,553	307,985	333,200
Total deposits	1,408,903	1,337,725	1,371,158	1,394,331	1,423,724
Federal Home Loan Bank advances and other borrowings	281,430	365,416	308,912	207,898	167,884
Junior subordinated notes	10,029	10,026	10,022	10,019	10,015
Accrued interest payable and other liabilities	16,426	12,948	16,645	12,540	17,252
Total liabilities	1,716,788	1,726,115	1,706,737	1,624,788	1,618,875
Total stockholders’ equity	177,542	173,672	171,480	169,278	166,781
Total liabilities and stockholders’ equity	$1,894,330	$1,899,787	$1,878,217	$1,794,066	$1,785,656

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	September 30, 2018	September 30, 2017
Total interest income	$23,563	$22,468	$20,722	$19,504	$18,634	$66,754	$56,306
Total interest expense	6,469	5,537	4,520	4,146	3,751	16,527	11,056
Net interest income	17,094	16,931	16,202	15,358	14,883	50,227	45,250
Provision for loan and lease losses	(546)	2,579	2,476	473	1,471	4,508	5,699
Net interest income after provision for loan and lease losses	17,640	14,352	13,726	14,885	13,412	45,719	39,551
Trust and investment service fees	1,941	1,987	1,898	1,739	1,653	5,826	4,930
Gain on sale of SBA loans	641	274	269	90	606	1,184	1,501
Service charges on deposits	788	720	784	727	756	2,292	2,287
Loan fees	459	389	527	463	391	1,375	1,525
Net (loss) gain on sale of securities	—	—	—	(409)	5	—	—
Swap fees	306	70	633	42	418	1,009	866
Other non-interest income	736	542	556	873	510	1,833	2,031
Total non-interest income	4,871	3,982	4,667	3,525	4,339	13,519	13,140
Compensation	9,819	9,116	9,071	6,953	7,645	28,006	24,710
Occupancy	560	544	529	567	527	1,632	1,521
Professional fees	1,027	928	1,035	1,017	995	2,990	3,046
Data processing	512	626	611	891	592	1,748	1,810
Marketing	593	591	333	563	594	1,518	1,546
Equipment	403	343	343	342	285	1,089	868
Computer software	814	679	742	686	715	2,235	2,037
FDIC insurance	457	369	299	307	320	1,125	1,081
Collateral liquidation costs	230	222	1	273	371	454	556
Net loss (gain) on foreclosed properties	30	—	—	(143)	—	30	—
Impairment of tax credit investments	113	329	113	2,447	112	554	338
SBA recourse provision (benefit)	314	99	(295)	145	1,315	118	2,095
Other non-interest expense	874	621	1,125	811	760	2,621	2,404
Total non-interest expense	15,746	14,467	13,907	14,859	14,231	44,120	42,012
Income before income tax expense (benefit)	6,765	3,867	4,486	3,551	3,520	15,118	10,679
Income tax expense (benefit)	1,464	578	837	(486)	936	2,879	2,812
Net income	$5,301	$3,289	$3,649	$4,037	$2,584	$12,239	$7,867

Per common share:
Basic earnings	$0.60	$0.38	$0.42	$0.46	$0.30	$1.40	$0.90
Diluted earnings	0.60	0.38	0.42	0.46	0.30	1.40	0.90
Dividends declared	0.14	0.14	0.14	0.13	0.13	0.42	0.39
Book value	20.19	19.83	19.57	19.32	19.04	20.19	19.04
Tangible book value	18.81	18.41	18.13	17.87	17.59	18.81	17.59
Weighted-average common shares outstanding(1)	8,650,057	8,631,189	8,633,278	8,631,554	8,621,311	8,634,890	8,606,080
Weighted-average diluted common shares outstanding(1)	8,650,057	8,631,189	8,633,278	8,631,554	8,621,311	8,634,890	8,606,080

(1)	Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	September 30, 2018			June 30, 2018			September 30, 2017
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,085,315	$13,755	5.07%	$1,073,326	$13,264	4.94%	$966,711	$10,922	4.52%
Commercial and industrial loans(1)	455,242	7,865	6.91%	434,657	7,347	6.76%	448,955	6,187	5.51%
Direct financing leases(1)	31,197	313	4.01%	31,284	313	4.00%	28,648	303	4.23%
Consumer and other loans(1)	29,798	333	4.47%	29,914	319	4.27%	26,577	274	4.12%
Total loans and leases receivable(1)	1,601,552	22,266	5.56%	1,569,181	21,243	5.42%	1,470,891	17,686	4.81%
Mortgage-related securities(2)	140,227	833	2.38%	136,982	775	2.26%	136,330	613	1.80%
Other investment securities(3)	34,140	169	1.98%	34,391	163	1.90%	36,106	158	1.75%
FHLB and FRB stock	7,722	89	4.61%	8,392	66	3.15%	3,949	25	2.53%
Short-term investments	40,201	206	2.05%	45,473	221	1.94%	44,478	152	1.37%
Total interest-earning assets	1,823,842	23,563	5.17%	1,794,419	22,468	5.01%	1,691,754	18,634	4.41%
Non-interest-earning assets	91,359			94,923			85,768
Total assets	$1,915,201			$1,889,342			$1,777,522
Interest-bearing liabilities
Transaction accounts	$263,928	785	1.19%	$272,840	628	0.92%	$240,035	364	0.61%
Money market	472,866	1,413	1.20%	474,943	1,067	0.90%	588,811	700	0.48%
Certificates of deposit	88,903	384	1.73%	71,994	239	1.33%	57,716	150	1.04%
Wholesale deposits	327,146	1,650	2.02%	278,496	1,275	1.83%	346,641	1,494	1.72%
Total interest-bearing deposits	1,152,843	4,232	1.47%	1,098,273	3,209	1.17%	1,233,203	2,708	0.88%
FHLB advances	292,465	1,546	2.11%	322,791	1,637	2.03%	103,401	351	1.36%
Other borrowings	24,420	411	6.73%	24,889	414	6.65%	24,400	411	6.74%
Junior subordinated notes	10,027	280	11.17%	10,023	277	11.05%	10,013	281	11.23%
Total interest-bearing liabilities	1,479,755	6,469	1.75%	1,455,976	5,537	1.52%	1,371,017	3,751	1.09%
Non-interest-bearing demand deposit accounts	239,594			240,352			224,961
Other non-interest-bearing liabilities	19,989			19,752			15,376
Total liabilities	1,739,338			1,716,080			1,611,354
Stockholders’ equity	175,863			173,262			166,168
Total liabilities and stockholders’ equity	$1,915,201			$1,889,342			$1,777,522
Net interest income		$17,094			$16,931			$14,883
Interest rate spread			3.42%			3.49%			3.32%
Net interest-earning assets	$344,087			$338,443			$320,737
Net interest margin			3.75%			3.77%			3.52%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Nine Months Ended
(Dollars in thousands)	September 30, 2018			September 30, 2017
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,068,605	$39,360	4.91%	$957,408	$31,861	4.44%
Commercial and industrial loans(1)	443,188	21,915	6.59%	451,352	19,863	5.87%
Direct financing leases(1)	30,789	929	4.02%	29,161	932	4.26%
Consumer and other loans(1)	29,693	967	4.34%	27,780	837	4.02%
Total loans and leases receivable(1)	1,572,275	63,171	5.36%	1,465,701	53,493	4.87%
Mortgage-related securities(2)	135,135	2,295	2.26%	140,705	1,845	1.75%
Other investment securities(3)	34,966	501	1.91%	37,466	480	1.71%
FHLB and FRB stock	7,614	203	3.55%	3,779	73	2.58%
Short-term investments	47,592	584	1.64%	48,375	415	1.14%
Total interest-earning assets	1,797,582	66,754	4.95%	1,696,026	56,306	4.43%
Non-interest-earning assets	91,657			82,628
Total assets	$1,889,239			$1,778,654
Interest-bearing liabilities
Transaction accounts	$278,042	1,821	0.87%	$221,526	885	0.53%
Money market	487,395	3,331	0.91%	601,455	2,019	0.45%
Certificates of deposit	80,630	862	1.43%	55,888	415	0.99%
Wholesale deposits	302,262	4,257	1.88%	374,083	4,720	1.68%
Total interest-bearing deposits	1,148,329	10,271	1.19%	1,252,952	8,039	0.86%
FHLB advances	277,866	4,186	2.01%	83,987	784	1.24%
Other borrowings	24,571	1,238	6.72%	24,933	1,401	7.49%
Junior subordinated notes	10,023	832	11.07%	10,009	832	11.08%
Total interest-bearing liabilities	1,460,789	16,527	1.51%	1,371,881	11,056	1.07%
Non-interest-bearing demand deposit accounts	236,208			228,231
Other non-interest-bearing liabilities	21,055			13,726
Total liabilities	1,718,052			1,613,838
Stockholders’ equity	171,187			164,816
Total liabilities and stockholders’ equity	$1,889,239			$1,778,654
Net interest income		$50,227			$45,250
Interest rate spread			3.44%			3.36%
Net interest-earning assets	$336,793			$324,145
Net interest margin			3.73%			3.56%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

PERFORMANCE RATIOS

	For the Three Months Ended					For the Nine Months Ended
(Unaudited)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	September 30, 2018	September 30, 2017
Return on average assets (annualized)	1.11%	0.70%	0.78%	0.91%	0.58%	0.86%	0.59%
Return on average equity (annualized)	12.06%	7.59%	8.88%	9.57%	6.22%	9.53%	6.36%
Efficiency ratio	69.55%	67.07%	67.45%	63.23%	66.56%	68.05%	67.55%
Interest rate spread	3.42%	3.49%	3.42%	3.39%	3.32%	3.44%	3.36%
Net interest margin	3.75%	3.77%	3.65%	3.63%	3.52%	3.73%	3.56%
Average interest-earning assets to average interest-bearing liabilities	123.25%	123.25%	122.66%	124.66%	123.39%	123.06%	123.63%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Non-accrual loans and leases	$30,613	$31,091	$20,030	$26,389	$33,232
Foreclosed properties	1,454	1,484	1,484	1,069	2,585
Total non-performing assets	32,067	32,575	21,514	27,458	35,817
Performing troubled debt restructurings	187	249	261	332	275
Total impaired assets	$32,254	$32,824	$21,775	$27,790	$36,092

Non-accrual loans and leases as a percent of total gross loans and leases	1.91%	1.95%	1.28%	1.76%	2.26%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	2.00%	2.04%	1.37%	1.83%	2.44%
Non-performing assets as a percent of total assets	1.69%	1.71%	1.15%	1.53%	2.01%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.28%	1.31%	1.19%	1.25%	1.36%
Allowance for loan and lease losses as a percent of non-accrual loans and leases	66.82%	67.32%	93.05%	71.10%	59.95%

Criticized assets:
Substandard	$38,752	$42,477	$30,622	$32,687	$36,747
Doubtful	—	—	—	4,692	5,055
Foreclosed properties	1,454	1,484	1,484	1,069	2,585
Total criticized assets	$40,206	$43,961	$32,106	$38,448	$44,387
Criticized assets to total assets	2.12%	2.31%	1.71%	2.14%	2.49%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	September 30, 2018	September 30, 2017
Charge-offs	$1,914	$306	$2,685	$1,643	$3,230	$4,904	$7,196
Recoveries	(1,983)	(21)	(84)	(11)	(5)	(2,088)	(508)
Net (recoveries) charge-offs	$(69)	$285	$2,601	$1,632	$3,225	$2,816	$6,688
Net (recoveries) charge-offs as a percent of average gross loans and leases (annualized)	(0.02)%	0.07%	0.67%	0.44%	0.88%	0.24%	0.61%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Total capital to risk-weighted assets	12.05%	11.87%	11.78%	11.98%	11.91%
Tier I capital to risk-weighted assets	9.54%	9.34%	9.33%	9.45%	9.43%
Common equity tier I capital to risk-weighted assets	9.00%	8.80%	8.79%	8.89%	8.86%
Tier I capital to adjusted assets	9.34%	9.25%	9.26%	9.54%	9.39%
Tangible common equity to tangible assets	8.79%	8.55%	8.52%	8.79%	8.69%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Commercial real estate:
Commercial real estate - owner occupied	$203,733	$196,032	$197,268	$200,387	$182,755
Commercial real estate - non-owner occupied	487,842	485,962	484,151	470,236	461,586
Land development	45,009	45,033	46,379	40,154	41,499
Construction	132,271	188,036	156,020	125,157	115,660
Multi-family	174,664	137,388	136,098	136,978	125,080
1-4 family	35,729	35,569	41,866	44,976	40,173
Total commercial real estate	1,079,248	1,088,020	1,061,782	1,017,888	966,753
Commercial and industrial	457,932	447,540	443,005	429,002	447,223
Direct financing leases, net	31,090	32,001	31,387	30,787	28,868
Consumer and other:
Home equity and second mortgages	8,388	7,962	8,270	7,262	7,776
Other	23,451	21,075	20,717	18,099	17,447
Total consumer and other	31,839	29,037	28,987	25,361	25,223
Total gross loans and leases receivable	1,600,109	1,596,598	1,565,161	1,503,038	1,468,067
Less:
Allowance for loan and lease losses	20,455	20,932	18,638	18,763	19,923
Deferred loan fees	1,502	1,645	1,671	1,443	1,354
Loans and leases receivable, net	$1,578,152	$1,574,021	$1,544,852	$1,482,832	$1,446,790

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Non-interest-bearing transaction accounts	$233,915	$255,521	$240,422	$277,445	$253,320
Interest-bearing transaction accounts	256,303	272,057	262,766	217,625	251,355
Money market accounts	475,322	450,654	498,310	515,077	527,705
Certificates of deposit	111,311	78,062	77,107	76,199	58,144
Wholesale deposits	332,052	281,431	292,553	307,985	333,200
Total deposits	$1,408,903	$1,337,725	$1,371,158	$1,394,331	$1,423,724
TRUST ASSETS COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Trust assets under management	$1,534,395	$1,465,101	$1,393,654	$1,350,025	$1,240,014
Trust assets under administration	186,530	180,320	185,463	186,383	176,472
Total trust assets	$1,720,925	$1,645,421	$1,579,117	$1,536,408	$1,416,486

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Common stockholders’ equity	$177,542	$173,672	$171,480	$169,278	$166,781
Goodwill and other intangible assets	(12,132)	(12,380)	(12,579)	(12,652)	(12,735)
Tangible common equity	$165,410	$161,292	$158,901	$156,626	$154,046
Common shares outstanding	8,793,941	8,760,103	8,764,420	8,763,539	8,758,923
Book value per share	$20.19	$19.83	$19.57	$19.32	$19.04
Tangible book value per share	18.81	18.41	18.13	17.87	17.59

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
“Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Common stockholders’ equity	$177,542	$173,672	$171,480	$169,278	$166,781
Goodwill and other intangible assets	(12,132)	(12,380)	(12,579)	(12,652)	(12,735)
Tangible common equity	$165,410	$161,292	$158,901	$156,626	$154,046
Total assets	$1,894,330	$1,899,787	$1,878,217	$1,794,066	$1,785,656
Goodwill and other intangible assets	(12,132)	(12,380)	(12,579)	(12,652)	(12,735)
Tangible assets	$1,882,198	$1,887,407	$1,865,638	$1,781,414	$1,772,921
Tangible common equity to tangible assets	8.79%	8.55%	8.52%	8.79%	8.69%

EFFICIENCY RATIO
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on foreclosed properties, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	September 30, 2018	September 30, 2017
Total non-interest expense	$15,746	$14,467	$13,907	$14,859	$14,231	$44,120	$42,012
Less:
Net loss (gain) on foreclosed properties	30	—	—	(143)	—	30	—
Amortization of other intangible assets	12	12	12	13	14	36	41
SBA recourse provision (benefit)	314	99	(295)	145	1,315	118	2,095
Impairment of tax credit investments	113	329	113	2,447	112	554	338
Deconversion fees	—	—	—	199	—	—	101
Total operating expense	$15,277	$14,027	$14,077	$12,198	$12,790	$43,382	$39,437
Net interest income	$17,094	$16,931	$16,202	$15,358	$14,883	$50,227	$45,250
Total non-interest income	4,871	3,982	4,667	3,525	4,339	13,519	13,140
Less:
Net (loss) gain on sale of securities	—	—	—	(409)	5	—	6
Total operating revenue	$21,965	$20,913	$20,869	$19,292	$19,217	$63,746	$58,384
Efficiency ratio	69.55%	67.07%	67.45%	63.23%	66.56%	68.05%	67.55%